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FOR IMMEDIATE RELEASE

Medtronic Board Appoints Kevin Lofton as A New Director

DUBLIN – August 24, 2020 – Medtronic plc (NYSE:MDT) today announced that its Board of Directors appointed Kevin Lofton to the Board as an independent director, effective September 15, 2020. Mr. Lofton will serve on the following committees of the board: Audit, Compensation, and Quality.

“Kevin Lofton has made a broad impact across the healthcare industry and is a practiced and experienced board member,” said Omar Ishrak, executive chairman and chairman of the Board, Medtronic. “His experience leading healthcare provider organizations and ability to successfully navigate evolving commercial, regulatory and public policy changes over time will provide the Medtronic Board with valuable perspective and insights – we are glad to have him join us to help guide Medtronic into the future of healthcare.”

Mr. Lofton is a veteran healthcare executive, innovator and strategist. He has spent 25 years as the Chief Executive Officer of some of the largest hospital systems in the United States. Recently, he retired as Chief Executive Officer of CommonSpirit Health, previously serving as the Chief Executive Officer of Catholic Health Initiatives from 2003 until it merged with DignityHealth to form CommonSpirit in 2019.

Throughout his career, Mr. Lofton has had a broad impact across the healthcare landscape. He particularly focused on addressing disparities in healthcare and finding solutions to eliminate them. He was the founding chair of the American Hospital Association’s (AHA) Equity of Care Initiative and a founding board member of the Institute for Diversity. His work has led to an increase in the number and influence of minority physicians and healthcare executives in the U.S, as well as improving overall health of people and communities.

He has been recognized 15 times by Modern Healthcare as one of the industry’s 100 Most Influential People. And in 2015, he was awarded the Gold Medal Award by the American College of Healthcare Executives, the highest honor the organization bestows on outstanding leaders who have made significant contributions to the healthcare profession.

"We are delighted to have Kevin Lofton join our Board of Directors," said Geoff Martha, Medtronic chief executive officer. "Kevin’s deep expertise in leading healthcare systems that serve a broad base of communities across the country will bring new perspectives and insight. His diverse experience, background, and expertise will be invaluable as we work to fulfill our Mission of alleviating pain, restoring health and extending life."

Mr. Lofton currently serves as the lead independent director of Gilead Sciences, and on the boards of Rite Aid Corporation and the Georgia State University Foundation.

About Medtronic
Medtronic plc (www.medtronic.com), headquartered in Dublin, Ireland, is among the world’s largest medical technology, services and solutions companies – alleviating pain, restoring health and extending life for millions of people around the world. Medtronic employs more than 90,000 people worldwide, serving physicians, hospitals and patients in more than 150 countries. The company is focused on collaborating with stakeholders around the world to take healthcare Further, Together.
Any forward-looking statements are subject to risks and uncertainties such as those described in Medtronic's periodic reports on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results.

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